301 Winding Road Old Bethpage, NY 11804 212-750-0371 http://www.pwreit.com/

Power REIT Announces 2018 Dividend Income Tax Treatment

Old Bethpage, NY—February 14, 2019, Power REIT (“Power REIT,” “we,” “our,” or the “Company;” NYSE American: PW), today announced the estimated Federal income tax treatment of the Company’s 2018 distributions on its 7.75% Series A Preferred Stock (CUSIP # 73933H200).

The Federal income tax classification of the distribution per share on the Company’s 7.75% Series A Preferred Stock with respect to the calendar year ended December 31, 2018 is shown in the table below:

Record Date	Payable Date	Total Distribution Per Share	Ordinary Income Per Share	Return of Capital Per Share	Capital Gain Per Share
2/15/18	3/15/18	$0.484375	$0.0	$0.484375	$0.00
5/15/18	6/15/18	$0.484375	$0.0	$0.484375	$0.00
8/18/18	9/15/18	$0.484375	$0.0	$0.484375	$0.00
11/15/18	12/15/18	$0.484375	$0.0	$0.484375	$0.00

Nothing contained herein or therein should be construed as tax advice. Consult your tax advisor for more information. Furthermore, you may not rely upon any information herein or therein for the purpose of avoiding any penalties that may be imposed under the Internal Revenue Code.

Stockholders are encouraged to consult with their own tax advisors as to their specific tax treatment of the Company’s distributions.

About Power REIT

Power REIT (NYSE American: PW) (the “Registrant” or the “Trust”, and together with its consolidated subsidiaries, “we”, “us”, the “Company” or “Power REIT”, unless the context requires otherwise) is a Maryland-domiciled real estate investment trust (a “REIT”) that holds, develops, acquires and manages real estate assets related to transportation and energy infrastructure in the United States. Within the transportation and energy infrastructure sectors, Power REIT is focused on making new acquisitions of real estate that are or will be leased to renewable energy generation projects, such as utility-scale solar farms and wind farms, that have low or minimal technology risk. The Company focuses on providing capital t that generate long-term, recurring and predictable cash flows.

Forward Looking Statements

Some of the information in this press release contains forward-looking statements and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “target,” or similar expressions, are intended to identify such forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2016, which was filed with the U.S. Securities and Exchange Commission (“SEC”), as well as in other reports that we file with the SEC.

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this press release.

www.pwreit.com

Investor Relations

212 750-0371